EMPLOYMENT AGREEMENT


         This EMPLOYMENT AGREEMENT (the "Agreement") is made and entered into effective as of May 30, 2002, by and between ADVANCED REMOTE COMMUNICATIONS SOLUTIONS, INC., a California corporation (the "Company"), and BRANDON NIXON (the "Executive") and shall become effective upon the Closing of the Series C Preferred Stock Financing (the "Effective Date"). Capitalized terms that are not defined herein shall have the meaning defined in the Stock Purchase Agreement between the Company and Housatonic Partners. The Company and the Executive are hereinafter collectively referred to as the "Parties", and individually referred to as a "Party".

                                    RECITALS

         A. The Company desires assurance of the association and services of the Executive in order to retain the Executive's experience, skills, abilities, background and knowledge, and is willing to engage the Executive's services on the terms and conditions set forth in this Agreement.

         B. The Executive desires to be in the employ of the Company, and is willing to accept such employment on the terms and conditions set forth in this Agreement.

                                    AGREEMENT

         In consideration of the foregoing Recitals and the mutual promises and covenants herein contained, and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

1.       EMPLOYMENT.

1.1 Term. The Company hereby employs the Executive, and the Executive hereby accepts employment by the Company, upon the terms and conditions set forth in this Agreement. The term of this Agreement shall commence on the Effective Date and shall continue until the earlier of (a) June 1, 2005 and (b) the consummation of the purchase of assets transaction in connection with the Boatracs Option, as set forth in that certain Stock Purchase Agreement executed by the Company and the parties thereto dated May __, 2002 (the "Series C Stock Purchase Agreement") (the "Term"), unless terminated earlier in accordance with
Section 4 herein.

1.2 Title. The Executive shall have the title of Chief Executive Officer ("CEO") of the Company and shall serve in such other capacity or capacities as the Board of Directors of the Company (the "Board") may from time to time prescribe. The Executive shall report directly to the Board.

1.3 Duties. The Executive shall do and perform all services, acts or things necessary or advisable to manage and conduct the business of the Company and which are normally associated with the position of CEO, consistent with the bylaws of the Company and as required by the Board.

1.4 Policies and Practices. The employment relationship between the Parties shall be governed by the policies and practices established by the Company and/or the Board.

1.5 At-Will Employment. The Executive shall be an at-will employee such that either he or the Company may terminate the employment relationship at any time, with or without cause, subject to the terms and conditions set forth in Sections 4 and 5 herein.

1.6 Board of Directors. So long as Executive remains employed in the position of CEO, the Company shall nominate Executive as a member of the Board and shall recommend that Executive be appointed and elected as the Chairman of the Board.

1.7 Location. Unless the Parties otherwise agree in writing, the Executive shall perform the services Executive is required to perform pursuant to this Agreement at the Company's offices, located in San Diego; provided, however, that the Company may from time to time require the Executive to travel temporarily to other locations in connection with the Company's business.

2.       LOYAL AND CONSCIENTIOUS PERFORMANCE; NONCOMPETITION.

2.1 Loyalty. During the Executive's employment by the Company, the Executive shall devote Executive's full business energies, interest, abilities and productive time to the proper and efficient performance of Executive's duties under this Agreement.

2.2 Covenant not to Compete. Executive will not, during his employment with the Company, and any period during which the Executive is receiving severance pay pursuant to Section 4.4.3 herein, engage in competition with the Company, and/or any of its Affiliates, either directly or indirectly, in any manner or capacity, as adviser, principal, agent, affiliate, promoter, partner, officer, director, employee, stockholder, owner, co-owner, consultant, or member of any association or otherwise, in any phase of the Restricted Business. For purposes of this Agreement, "Affiliate" means, with respect to any specific entity, any other entity that, directly or indirectly, through one or more intermediaries, controls, is controlled by or is under common control with such specified entity.

2.3 Agreement not to Participate in Company's Competitors. During Executive's employment with the Company, and any period during which the Executive is receiving severance pay pursuant to Section 4.4.3 herein, the Executive agrees not to acquire, assume or participate in, directly or indirectly, any position, investment or interest known by Executive to be adverse or antagonistic to the Company, its business or prospects, financial or otherwise or in any company, person or entity that is, directly or indirectly, in competition with the business of the Company or any of its Affiliates, with the exception of Housatonic Partners. Notwithstanding the foregoing, the following shall not constitute a breach of this Section 2.3: (a) ownership by the Executive, as a passive investment, of less than two percent (2%) of the outstanding shares of capital stock of any corporation with one or more classes of its capital stock listed on a national securities exchange or publicly traded on the Nasdaq Stock Market or in the over-the-counter market, (b) direct or indirect ownership by Executive of any shares of capital stock of any entity as a result of the activities of Housatonic Partners and its affiliates, and (c) any activities undertaken or performed by Executive in connection with rendering services for or on behalf of Housatonic Partners and its affiliates, provided that such activities under this subparagraph (c) shall not conflict with Executive's duties hereunder.

2.4 Severability. Although the restrictions set forth in this Section 2 are considered by the Parties to be reasonable in all circumstances, it is recognized that restrictions of the nature in question may fail for unforeseen reasons, and accordingly it is hereby agreed and declared that if any of the restrictions set forth in this Section 2 shall be adjudged to be void as going beyond what is reasonable in all of the circumstances for the protection of the Company and of the Executive or for any other reason, but would be valid if part of the wording thereof were deleted or the periods (if any) thereof reduced or the range of activities or area dealt with thereby reduced in scope, such restrictions shall apply with such modifications as may be necessary to make them valid and effective and such provisions shall be modified accordingly. The provisions of this Section 2 shall survive any termination of this Agreement.

3.       COMPENSATION OF THE EXECUTIVE.

3.1 Base Salary. The Company shall pay the Executive a base salary of Two Hundred Fifty Thousand Dollars ($250,000) per year, less payroll deductions and all required withholdings payable in regular periodic payments in accordance with Company policy. Such base salary shall be prorated for any partial year of employment on the basis of a 365-day fiscal year. Executive's base salary may be changed from time to time by mutual agreement of Executive and the Board.

3.2 Bonus. In addition to Executive's base salary, Executive will be eligible to earn a discretionary annual performance bonus ("Bonus") which shall be granted in the sole and absolute discretion of the Company's Board based upon Executive's and the Company's achievement of specific EBITDA milestones to be defined by the Board in writing within a reasonable period of time after the execution of this Agreement. Executive must be employed on the date any Bonus is awarded to be eligible for such Bonus. The Bonus will not be prorated in the event that Executive resigns or is terminated by the Company prior to the date on which the Bonus is awarded.

3.3      Stock Options.

3.3.1 Option Grant. Upon the Effective Date of this Agreement and subject to approval of the Board, Executive will be granted a nonstatutory stock option to purchase 3,000,000 shares of the Company's Common Stock (the "Option"). The Option will be governed by and granted pursuant to a separate Stock Option Agreement. The exercise price per share of the Option will be equal to the lesser of the fair market value of the common stock on the date of grant as determined by the Board or thirty-five cents ($0.35). The shares subject to the Option will vest in equal monthly installments over a period of thirty-six (36) months (the "Vesting Period") so long as Executive continues to be employed with the Company; provided that, (i) Executive will receive a minimum of twelve (12) months of vested shares in the event that his employment terminates in his first year of employment as a result of either an involuntary termination by the Company without Cause (as defined below in Section 4.5.2) or a voluntary termination by Executive with Good Reason (as defined below in Section 4.5.3), and (ii) such shares shall be subject to accelerated vesting upon the achievement of certain financial milestones described in subsection 3.3.3 below and shall be subject to full acceleration of all vesting upon any Change of Control (as defined in Section 5 below).

3.3.2 Early Exercise. Executive may elect to exercise the Option as to any part or all of the shares subject to the Option at any time prior to full vesting of the Option (i.e., "an early exercise"). If so exercised, the shares will be subject to a right of repurchase at a price equal to the lesser of the fair market value of such shares on the date of repurchase or the original purchase price of the shares by the Company which right shall lapse according to the Option vesting schedule or upon a Change of Control (as defined in subsection
5.1 below). The Company shall provide Executive with a full-recourse loan (the "Loan") to early exercise all or any part of his Option upon request by Executive during the Term of this Agreement. The Loan will be subject to market rate interest accrual. Executive shall be required to repay all principal and accrued interest due under the Loan pursuant to the terms and conditions set forth in a separate Loan Agreement acceptable to the Company which terms shall include a three-year extension of the term of the Loan in the event Executive's employment is terminated by death or Complete Disability (defined below).

3.3.3 Accelerated  Vesting.  In the event that the Company's (a) net income less
(b) interest income; plus (c) the sum of (i) income tax provision, (ii) interest expense, (iii) amortization expense and (iv) depreciation expense as set forth in the Company's statement of operations and statement of cash flows in conformity with accounting principals generally accepted in the United States of America and consistent with prior accounting practices of the Company ("EBITDA"), provided that EBITDA shall not include any gain or loss on a sale of the Company's assets, equals or exceeds $4,000,000 for the fiscal year 2002, then the vesting of Executive's Option shall accelerate such that 1,000,000 of the then unvested shares shall become fully vested and the remaining unvested shares shall continue to vest at the same monthly rate as prior to such acceleration (i.e., the remaining unvested shares after such acceleration shall vest at a rate of 83,333 shares per month). In the event that the Company's EBITDA equals or exceeds $6,000,000 for the fiscal year 2003, then the vesting of Executive's Option shall accelerate such that the lesser of (i) 1,000,000 or
(ii) the entire remaining then unvested shares shall become fully vested and the remaining unvested shares, if any, shall continue to vest at the same monthly rate as prior to such acceleration (i.e., the remaining unvested shares after such acceleration shall vest at a rate of 83,333 shares per month). The $4,000,000 and $6,000,000 EBITDA milestones shall be appropriately adjusted to reflect the sale of a division, subsidiary or a business line of the Company.

3.4 Changes to Compensation. The Executive's compensation may be changed from time to time by mutual agreement of the Executive and the Company.

3.5 Employment Taxes. All of the Executive's compensation shall be subject to customary withholding taxes and any other employment taxes as are commonly required to be collected or withheld by the Company.

3.6 Benefits. The Executive shall, in accordance with Company policy and the terms of the applicable plan documents, be eligible to participate in benefits under any executive benefit plan or arrangement which may be in effect from time to time and made available to the Company's executive or key management employees.

4.       Termination.

4.1 Termination By the Company. The Executive's employment with the Company may be terminated under the following conditions:

4.1.1 Death or Disability. The Executive's employment with the Company shall terminate effective upon the date of the Executive's death or "Complete Disability" (as defined in Section 4.5.1).

4.1.2 For Cause. The Company may terminate the Executive's employment under this Agreement for "Cause" (as defined in Section 4.5.2) by delivery of written notice to the Executive specifying the Cause or Causes relied upon for such termination. Any notice of termination given pursuant to this Section 4.1.2 shall effect termination as of the date specified in such notice or, in the event no such date is specified, on the last day of the month in which such notice is delivered or deemed delivered as provided in Section 9 below.

4.1.3 Without Cause. The Company may terminate the Executive's employment under this Agreement at any time and for any reason by delivery of written notice of such termination to the Executive. Any notice of termination given pursuant to this Section 4.1.3 shall effect termination as of the date specified in such notice or, in the event no such date is specified, on the last day of the month in which such notice is delivered or deemed delivered as provided in Section 9 below.

4.2 Termination By The Executive. The Executive may terminate the Executive's employment with the Company under the following conditions:

4.2.1 Good Reason. The Executive may terminate the Executive's employment under this Agreement for "Good Reason" (as defined below in Section 4.5.3) by delivery of written notice to the Company specifying the "Good Reason" relied upon by the Executive for such termination, provided that such notice is delivered within six (6) months following the occurrence of any event or events constituting Good Reason and that Executive has given the Company a minimum of thirty (30) days written notice and an opportunity to cure the event which constitutes "Good Reason."

4.2.2 Without Good Reason. The Executive may terminate the Executive's employment hereunder for other than "Good Reason" at any time upon written notice to the Company. 4.3 Termination by Mutual Agreement of the Parties. The Executive's employment pursuant to this Agreement may be terminated at any time upon a mutual agreement in writing of the Parties. Any such termination of employment shall have the consequences specified in such agreement.



4.4      Compensation Upon Termination.

4.4.1 Death or Complete Disability. If the Executive's employment shall be terminated by death or Complete Disability as provided in Section 4.1.1, the Company shall pay the Executive's base salary and accrued but unused vacation benefits earned through the date of termination at the rate in effect at the time of termination and in accordance with Company policy to Executive and/or Executive's heirs, and the Company shall thereafter have no further obligations to the Executive and/or Executive's heirs under this Agreement.

4.4.2 Cause or Without Good Reason. If the Executive's employment shall be terminated by the Company for Cause, or if the Executive terminates employment hereunder without Good Reason, the Company shall pay the Executive's base salary and accrued but unused vacation benefits earned through the date of termination at the rate in effect at the time of termination and in accordance with Company policy to Executive, and the Company shall thereafter have no further obligations to the Executive under this Agreement.

4.4.3 Without Cause or For Good Reason. If the Company terminates the Executive's employment without Cause, or the Executive terminates employment hereunder with Good Reason, the Executive shall be entitled to the Executive's base salary and accrued but unused vacation benefits earned through the date of termination at the rate in effect at the time of termination and in accordance with Company policy. In addition, subject to the limitations stated in Section
4.4.4 herein the Executive shall be entitled to the following:

(i) Continuation of Executive's annual base salary in effect at the time of termination for a period of 12 months; and

(ii) In the event the Executive elects continued coverage under COBRA, the Company will reimburse Executive for the same portion of Executive's COBRA health insurance premium that it paid during the Executive's employment until the earlier of either (i) 12 months after the date of termination or, (ii) the date on which the Executive begins full-time employment with another company or business entity.

4.4.4 Covenant not to Compete. Notwithstanding any provisions in this Agreement to the contrary, including any provisions contained in this Section 4.4, the Company's obligations, and the Executive's rights, pursuant to Section 4.4.3 shall cease and be rendered a nullity immediately should the Executive violate any provision of Section 2 herein, or should the Executive violate the terms and conditions of the Executive's Proprietary Information and Inventions Agreement.

4.4.5 Termination of Obligations. In the event of the termination of the Executive's employment hereunder and pursuant to this Section 4, the Company shall have no obligation to pay Executive any base salary, bonus or other compensation or benefits, except as provided in this Section 4 or for benefits due to the Executive (and/or the Executive's dependents) under the terms of the Company's benefit plans.

4.5 Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

4.5.1 Complete Disability. "Complete Disability" shall mean the inability of the Executive to perform the Executive's duties under this Agreement because the Executive has become permanently disabled within the meaning of any policy of disability income insurance covering employees of the Company then in force. In the event the Company has no policy of disability income insurance covering employees of the Company in force when the Executive becomes disabled, the term "Complete Disability" shall mean the inability of the Executive to perform the Executive's duties under this Agreement by reason of any incapacity, physical or mental, which the Board, based upon medical advice or an opinion provided by a licensed physician reasonably acceptable to the Board, determines to have incapacitated the Executive from satisfactorily performing all of the Executive's usual services for the Company for a period of at least one hundred twenty (120) days during any twelve (12) month period (whether or not consecutive). Based upon such medical advice or opinion, the determination of the Board shall be final and binding and the date such determination is made shall be the date of such Complete Disability for purposes of this Agreement.

4.5.2 For Cause. "Cause" for the Company to terminate Executive's employment hereunder shall mean the occurrence of any of the following events:

(i) Executive's continued material breach of the terms of this Agreement after a minimum of 30 days written notice by the Board of such breach and an opportunity to cure;

(ii) Executive's conviction of a felony involving moral turpitude that is likely to inflict or has inflicted material injury on the business of the Company;

(iii)    Executive's embezzlement, fraud or theft of Company property;

(iv) Executive's repeated abuse of alcohol or drugs in the workplace or in a manner that is directly effecting job performance;

(v) Executive's engaging or in any manner participating in any activity which is directly competitive with or intentionally injurious to the Company or any of its Affiliates or which violates any material provisions of Section 7 hereof; or

(vi) Executive's commission of any fraud against the Company, its employees, agents or customers or use or intentional appropriation for his personal use or benefit of any funds or properties of the Company not authorized by the Board to be so used or appropriated.

4.5.3 Good Reason. "Good Reason" for the Executive to terminate the Executive's employment hereunder shall mean the occurrence of any of the following events without the Executive's consent:

(i) a material reduction of Executive's authority or responsibility as an employee of the Company, the result being that Executive's position is no longer comparable to the position that existed on the Effective Date of this Agreement;

(ii) the relocation of the Executive's offices or principal business location to a point more than thirty (30) miles from the current offices located in San Diego, California; or

                           (iii)    a reduction by the Company of more than ten
percent (10%) of the Executive's base salary as initially set forth herein or as the same may be increased from time to time.

4.6 Survival of Certain Sections. Sections 2, 4.4.3, 4.4.4, 5, 6, 7, 10, 18, 19, 20 and 21 of this Agreement will survive the termination of this Agreement.

5.       CHANGE OF CONTROL.

5.1 In the event of a Change of Control (as defined below) of the Company, then the Executive shall be entitled to full acceleration of Executive's Option such that the Option shall be fully vested on the effective date of such Change of Control. Change in Control means: (i) a sale or other disposition of assets having a market value equal to or greater than fifty percent (50%) of all of the assets of the Company; (ii) a merger or consolidation in which the Company is not the surviving entity and in which the stockholders of the Company immediately prior to such consolidation or merger own less than fifty percent (50%) of the surviving entity's voting power immediately after the transaction;
(iii) a reverse merger in which the Company is the surviving entity but the shares of Common Stock outstanding immediately preceding the merger are converted by virtue of the merger into other property, whether in the form of securities, cash or otherwise, and in which the stockholders of the Company immediately prior to such reverse merger own less than fifty percent (50%) of the Company's voting power immediately after the transaction; (iv) an acquisition by any person, entity or group within the meaning of Section 13(d) or 14(d) of the Exchange Act, or any comparable successor provisions (excluding any employee benefit plan, or related trust, sponsored or maintained by the Company or subsidiary of the Company or other entity controlled by the Company) of the beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act, or comparable successor rule) of securities of the Company representing at least fifty percent (50%) of the voting power entitled to vote in the election of Directors; or (v) in the event that the individuals who, as of the Effective Date of this Agreement, are members of the Company's Board (the "Incumbent Board"), cease for any reason to constitute at least fifty percent (50%) of the Board (If the election, or nomination for election by the Company's stockholders, of any new Director is approved by a vote of at least fifty percent (50%) of the Incumbent Board, such new Director shall be considered to be a member of the Incumbent Board in the future. In addition, a new director as a result of any change in the Director representative of Housatonic Partners or Lexington shall be considered to be a member of the Incumbent Board in the future.).

5.2 In the event that any payment or benefits received or to be received by Executive pursuant to this Agreement ("Benefits") would (i) constitute a "parachute payment" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), or any comparable successor provisions, and (ii) but for this subsection, would be subject to the excise tax imposed by
Section 4999 of the Code, or any comparable successor provisions (the "Excise Tax"), then benefits to which the Executive is entitled pursuant to this Section 5 (the "Benefits") shall be either:

   (i)      provided to the Executive in full, or

   (ii) provided to the Executive as to such lesser extent which would result in no portion of such benefits being subject to the Excise Tax,

whichever of the foregoing amounts, when taking into account applicable federal, state, local and foreign income and employment taxes, the Excise Tax, and any other applicable taxes, results in the receipt by Executive, on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under the Excise Tax. Unless the Company and the Executive otherwise agree in writing, any determination required under this subsection shall be made in writing in good faith by an accountant selected by the Executive (the "Accountant"). In the event of a reduction of Benefits hereunder, the Executive shall be given the choice of which Benefits to reduce. For purposes of making the calculations required by this subsection, the Accountant may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of the Code, and other applicable legal authority. The Company and the Executive shall furnish to the Accountant such information and documents as the Accountant may reasonably request in order to make a determination under this subsection. The Company shall bear all costs the Accountant may reasonably incur in connection with any calculations contemplated by this subsection.

6.       SUCCESSORS.

Provided that Executive remains employed by the Company until a Change in Control occurs, the Company agrees to require any successor company ("Successor Company") to assume the obligations of the Company in this Agreement. Such assumption shall be by an express agreement, signed by both the successor and Executive, and shall be satisfactory to Executive.

7.       Confidential and Proprietary Information; Nonsolicitation.

As a condition of employment the Executive agrees to execute and abide by the Proprietary Information and Inventions Agreement attached hereto as Exhibit A.

8.       Assignment and Binding Effect.

This Agreement shall be binding upon and inure to the benefit of the Executive and the Executive's heirs, executors, personal representatives, assigns, administrators and legal representatives. Because of the unique and personal nature of the Executive's duties under this Agreement, neither this Agreement nor any rights or obligations under this Agreement shall be assignable by the Executive. This Agreement shall be binding upon and inure to the benefit of the Company and its successors, assigns and legal representatives.



9.       Notices.

All notices or demands of any kind required or permitted to be given by the Company or the Executive under this Agreement shall be given in writing and shall be personally delivered (and receipted for) or faxed during normal business hours or mailed by certified mail, return receipt requested, postage prepaid, addressed as follows:

                  If to the Company:

                              ADVANCED REMOTE COMMUNICATIONS SOLUTIONS, INC. 10675 Sorrento Valley Road, Suite 200
                              San Diego, CA 92121

                  If to the Executive:

                              BRANDON NIXON
                              c/o ADVANCED REMOTE COMMUNICATIONS SOLUTIONS, INC. 10675 Sorrento Valley Road, Suite 200
                              San Diego, CA 92121

Any such written notice shall be deemed received when personally delivered or three (3) days after its deposit in the United States mail as specified above. Either Party may change its address for notices by giving notice to the other Party in the manner specified in this section.

10.      Choice of Law.

This Agreement is made in San Diego, California. This Agreement shall be construed and interpreted in accordance with the laws of the State of California.

11.      Integration.

This Agreement, including Exhibits A and B contains the complete, final and exclusive agreement of the Parties relating to the terms and conditions of the Executive's employment and the termination of Executive's employment, and, from and after the Effective Date, supersedes all prior and contemporaneous oral and written employment agreements or arrangements between the Parties. To the extent this Agreement conflicts with the Proprietary Information and Inventions Agreement attached as Exhibit A hereto, the Proprietary Information and Inventions Agreement controls.

12.      Amendment.

This Agreement cannot be amended or modified except by a written agreement signed by the Executive and the Company.

13.      Waiver.

No term, covenant or condition of this Agreement or any breach thereof shall be deemed waived, except with the written consent of the Party against whom the wavier is claimed, and any waiver or any such term, covenant, condition or breach shall not be deemed to be a waiver of any preceding or succeeding breach of the same or any other term, covenant, condition or breach.

14.      Severability.

The finding by a court of competent jurisdiction of the unenforceability, invalidity or illegality of any provision of this Agreement shall not render any other provision of this Agreement unenforceable, invalid or illegal. Such court shall have the authority to modify or replace the invalid or unenforceable term or provision with a valid and enforceable term or provision which most accurately represents the Parties' intention with respect to the invalid or unenforceable term or provision.

15.      Interpretation; Construction.

The headings set forth in this Agreement are for convenience of reference only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but the Executive has been encouraged to consult with, and has consulted with, Executive's own independent counsel and tax advisors with respect to the terms of this Agreement. The Parties acknowledge that each Party and its counsel has reviewed and revised, or had an opportunity to review and revise, this Agreement, and the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

16.      Representations and Warranties.

The Executive represents and warrants that Executive is not restricted or prohibited, contractually or otherwise, from entering into and performing each of the terms and covenants contained in this Agreement, and that Executive's execution and performance of this Agreement will not violate or breach any other agreements between the Executive and any other person or entity.

17.      Counterparts.

This Agreement may be executed in two counterparts, each of which shall be deemed an original, all of which together shall contribute one and the same instrument.

18.      Arbitration.

To ensure the rapid and economical resolution of disputes that may arise in connection with the Executive's employment with the Company, the Executive and the Company agree that any and all disputes, claims, or causes of action, in law or equity, arising from or relating to Executive's employment, or the termination of that employment, will be resolved, to the fullest extent permitted by law, by final, binding and confidential arbitration in San Diego, California conducted by the Judicial Arbitration and Mediation Services/Endispute, Inc. ("JAMS"), or its successors, under the then current rules of JAMS for employment disputes; provided that the arbitrator shall: (a) have the authority to compel adequate discovery for the resolution of the dispute and to award such relief as would otherwise be permitted by law; and (b) issue a written arbitration decision including the arbitrator's essential findings and conclusions and a statement of the award. Both the Executive and the Company shall be entitled to all rights and remedies that either the Executive or the Company would be entitled to pursue in a court of law. The Company shall pay all fees of arbitration up to a maximum of ten thousand dollars ($10,000) in excess of those which would be required if the dispute was decided in a court of law; thereafter, all such fees of arbitration shall be divided equally between the parties. Nothing in this Agreement is intended to prevent either the Executive or the Company from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration. Notwithstanding the foregoing, the Executive and the Company each have the right to resolve any issue or dispute arising under the Proprietary Information and Inventions Agreement by Court action instead of arbitration.

19.      Trade Secrets of Others.

It is the understanding of both the Company and the Executive that the Executive shall not divulge to the Company and/or its subsidiaries any confidential information or trade secrets belonging to others including the Executive's former employers, nor shall the Company and/or its Affiliates seek to elicit from the Executive any such information. Consistent with the foregoing, the Executive shall not provide to the Company and/or its Affiliates, and the Company and/or its Affiliates shall not request, any documents or copies of documents containing such information.

20.      Advertising Waiver.

The Executive agrees to permit the Company and/or its Affiliates, and persons or other organizations authorized by the Company and/or its Affiliates, to use, publish and distribute advertising or sales promotional literature concerning the products and/or services of the Company and/or its Affiliates, or the machinery and equipment used in the provision thereof, in which the Executive's name and/or pictures of the Executive taken in the course of the Executive's provision of services to the Company and/or its Affiliates, appear. The
Executive hereby waives and releases any claim or right the Executive may otherwise have arising out of such use, publication or distribution.

         IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first above written.

ADVANCED REMOTE COMMUNICATIONS SOLUTIONS, INC.

By:   /s/ Michael Silverman

Its:  Chairman, Chief Executive Officer

Dated:   May 30, 2002


BRANDON NIXON:



/s/Brandon Nixon


Dated: May 30, 2002